151 Farmington Avenue      Susan E. Schechter
                   Hartford, CT  06156        Corporate Secretary and Counsel
                                              Aetna Life Insurance and Annuity
                                              Company, RE4C
                                              (860) 273-5663
                                              Fax: (860) 273-8340

August 27,  1996

Board of Directors
Aetna Variable Portfolios, Inc.
151 Farmington Avenue
Hartford, CT  06156

Ladies and Gentlemen:

Aetna Life Insurance and Annuity Company ("ALIAC") will provide on or before August 28, 1996 a minimum of $100,000 of initial capital to each of the various series ("Series") of Aetna Variable Portfolios, Inc. (the "Fund") to enable the Fund to meet the requirements of Section 14(a)(1) of the Investment Company Act of 1940 prior to commencing a public offering of shares of its Series.

Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940 requires that there be filed with the Fund's registration statement, as an exhibit, "copies of any agreements or understandings made in consideration for providing the initial capital between or among the Registrant, the underwriter, adviser, promoter or initial stockholders and written assurances from promoters or initial stockholders that their purchases were made for investment purposes without any present intention of redeeming or reselling;...."

This will advise you that, while there are no formal agreements or understandings between the Fund and ALIAC in consideration for ALIAC's providing the initial capital, ALIAC hereby assures you that its purchase of $100,000 worth of shares of each Series was made for investment purposes and that ALIAC has no present intention of redeeming or reselling those shares. ALIAC does, however, reserve the right to make additional investments in shares of the Series and to redeem any or all of its shares, with regard to the possible redemption in the future at a time and in a manner which would be consistent with the Securities Act of 1933 and the Investment Company Act of 1940.

Sincerely,

/s/Susan E. Schechter

Susan E. Schechter
Corporate Secretary and Counsel
Aetna Life Insurance and Annuity Company